EXHIBIT 5.1

ROBINSON BROG LEINWAND GREENE GENOVESE & GLUCK P.C.

875 THIRD AVENUE

NEW YORK, NEW YORK 10022-0123

(212) 603-6300

FAX (212) 956-2164

July 23, 2018

Nxt-ID, Inc.

1627 U.S. Highway 1

Unit 206
Sebastian, FL 32958

Re: Shares of Common Stock to be Registered on Form S-1

Ladies and Gentlemen:

We have acted as counsel to Nxt-ID, Inc., a Delaware corporation (the “Company”), in connection with the Company’s Registration Statement on Form S-1 and the prospectus included therein, filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), on July 10, 2018, as amended from time to time (the “Registration Statement”). The Registration Statement covers the resale of up to 1,744,412 shares of common stock, par value $0.0001 per share, of the Company (the “Common Stock”), of which, as set forth in the Registration Statement, (a) 1,005,000 shares of Common Stock (the “WVH Shares”) were issued to WorldVentures Holdings, LLC (“WVH”) in connection with that certain Securities Purchase Agreement, dated December 31, 2015, between the Company and WVH (the “WVH Purchase Agreement”); (b) 251,250 shares of Common Stock (the “WVH Warrant Shares”) are issuable to WVH upon the exercise of a warrant (the “WVH Warrant”) issued to WVH in connection with the WVH Purchase Agreement; and (c) 488,162 shares of Common Stock (the “Sagard Warrant Shares”) are issuable to Sagard Credit Partners, LP (“Sagard”) upon the exercise of two warrants (collectively, the “Sagard Warrants,” and together with the WVH Warrant, the “Warrants”) issued to Sagard in connection with that certain Senior Secured Credit Agreement, dated as of May 24, 2018, by and among LogicMark LLC, the lenders party thereto and Sagard Holdings Manager LP, as administrative agent and collateral agent for such lenders (the “Credit Agreement”).

In connection with this matter, we have examined the originals or copies certified or otherwise identified to our satisfaction of the following: (a) the Certificate of Incorporation of the Company, as amended to date, (b) the By-laws of the Company, as amended to date, (c) the Registration Statement and all exhibits thereto, (d) the WVH Purchase Agreement, (e) the Warrants, (f) the Credit Agreement and (g) such other documents of the Company as we have deemed necessary and relevant to the matter opined upon herein. In addition to the foregoing, we have relied as to matters of fact upon the representations made by the Company and its representatives and we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as certified or photostatic copies.

We are members of the Bar of the State of New York. We do not hold ourselves out as being conversant with, or expressing any opinion with respect to, the laws of any jurisdiction other than the federal laws of the United States of America, the laws of the State of New York and the Delaware General Corporation Law (the "DGCL"). Accordingly, the opinions expressed herein are expressly limited to the federal laws of the United States of America, the laws of the State of New York and the DGCL.

Based upon the foregoing and in reliance thereon, and subject to the qualifications, limitations, exceptions and assumptions set forth herein, we are of the opinion that:

(a)	The WVH Shares are validly issued, fully paid and non-assessable, and when and to the extent sold as described in the Registration Statement, the WVH Shares will be validly issued, fully paid and non-assessable;

(b)	The WVH Warrant Shares, when and to the extent issued and sold in exchange for payment in full to the Company of all consideration required therefor pursuant to the WVH Warrant, and when and to the extent sold as described in the Registration Statement, will be validly issued, fully paid and non-assessable; and

(c)	The Sagard Warrant Shares, when and to the extent issued and sold in exchange for payment in full to the Company of all consideration required therefor pursuant to the Sagard Warrants, and when and to the extent sold as described in the Registration Statement, will be validly issued, fully paid and non-assessable.

This opinion letter speaks only as of the date hereof and we assume no obligation to update or supplement this opinion letter if any applicable laws change after the date of this opinion letter or if we become aware after the date of this opinion letter of any facts, whether existing before or arising after the date hereof, that might change the opinions expressed above.

No portion of this opinion letter may be quoted, circulated or referred to in any other document for any other purpose without our prior written consent.

We hereby consent to the filing of this opinion letter with the Commission as Exhibit 5.1 to the Registration Statement and to the use of our name in the prospectus included in the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Robinson Brog Leinwand Greene Genovese & Gluck P.C.
Robinson Brog Leinwand Greene Genovese & Gluck P.C.